Exhibit 99.1

ATLANTIC POWER LIMITED PARTNERSHIP
AND SUBSIDIARIES

Consolidated Financial Statements

December 31, 2013 and 2012

(With Independent Auditors’ Report Thereon)

ATLANTIC POWER LIMITED PARTNERSHIP
AND SUBSIDIARIES

Table of Contents

Pages

Independent Auditors’ Report	1-2

Consolidated Balance Sheets	3

Consolidated Statements of Operations	4

Consolidated Statements of Comprehensive Loss	5

Consolidated Statements of Partners’ Equity	6

Consolidated Statements of Cash Flows	7

Notes to Consolidated Financial Statements	8-37

KPMG LLP

345 Park Avenue

New York, NY 10154

Independent Auditors’ Report

The Board of Directors and Shareholders
Atlantic Power Limited Partnership:

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Atlantic Power Limited Partnership and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive loss, partners’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

KPMG LLP is a Delaware limited liability partnership,
the U.S. member firm of KPMG International Cooperative
(“KPMG International”), a Swiss entity.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the financial position of Atlantic Power Limited Partnership and its subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for the years then ended in accordance with U.S. generally accepted accounting principles.

New York, New York
April 21, 2014

ATLANTIC POWER LIMITED PARTNERSHIP
AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2013 and 2012

(In millions of U.S. dollars)

	2013	2012
Assets
Current assets:
Cash and cash equivalents	$29.8	11.3
Accounts receivable	49.5	52.2
Current portion of derivative instruments asset (note 11)	0.2	0.7
Inventory (note 4)	13.1	15.6
Prepayments and other current assets	10.4	8.2
Refundable income taxes	4.1	3.4
Total current assets	107.1	91.4
Property, plant, and equipment, net (note 5)	882.4	969.1
Equity investment in unconsolidated affiliate	153.8	167.7
Power purchase agreements and intangible assets, net (note 7)	416.3	486.4
Goodwill (note 6)	296.3	331.2
Derivative instruments asset (note 11)	1.2	11.0
Other assets	9.9	11.4
Total assets	$1,867.0	2,068.2
Liabilities and Partners’ Equity
Current liabilities:
Accounts payable	$34.4	24.7
Accrued interest	10.5	11.4
Other accrued liabilities	30.1	34.4
Current portion of long-term debt (note 9)	190.2	—
Current portion of derivative instruments liability (note 11)	18.7	24.5
Dividends payable	3.1	—
Other current liabilities	5.2	3.1
Total current liabilities	292.2	98.1
Long-term debt (note 9)	423.1	626.1
Derivative instruments liability (note 11)	61.9	81.4
Deferred income taxes (note 12)	106.2	125.3
Power purchase and fuel supply agreement liabilities, net (note 7)	38.7	44.0
Other long-term liabilities (note 8)	59.2	60.6
Total liabilities	981.3	1,035.5
Commitments and contingencies (note 15)
Partners’ equity:
Partners’ capital	1,011.6	1,010.6
Preferred shares issued by a subsidiary company (note 13)	221.3	221.3
Accumulated other comprehensive (loss) income	(22.2)	12.6
Retained deficit	(325.0)	(211.8)
Total partners’ equity	885.7	1,032.7
Total liabilities and partners’ equity	$1,867.0	2,068.2

See accompanying notes to consolidated financial statements.

ATLANTIC POWER LIMITED PARTNERSHIP
AND SUBSIDIARIES

Consolidated Statements of Operations

Years ended December 31, 2013 and 2012

(In millions of U.S. dollars)

	2013	2012
Project revenue:
Energy sales	$218.1	209.5
Energy capacity revenue	143.2	141.3
Other	77.2	67.2
	438.5	418.0
Project expenses:
Fuel	182.8	164.1
Operations and maintenance	116.2	116.6
Depreciation and amortization	116.2	114.4
	415.2	395.1
Project other income (expense):
Change in fair value of derivative instruments (notes 10 and 11)	19.2	(57.0)
Equity in earnings of unconsolidated affiliates	2.1	(0.5)
Interest expense, net	(11.2)	(11.3)
Impairment of goodwill (note 6)	(34.9)	—
Other income, net	0.9	0.1
	(23.9)	(68.7)
Project loss	(0.6)	(45.8)
Administrative and other expenses (income):
Administration	0.4	0.1
Interest, net	25.4	25.8
Foreign exchange (gain) loss (note 11)	(9.4)	1.3
Other expense, net	13.9	5.2
	30.3	32.4
Loss from operations before income taxes	(30.9)	(78.2)
Income tax benefit (note 12)	(10.3)	(29.7)
Net loss	(20.6)	(48.5)
Net income attributable to preferred shares dividends of a subsidiary company	12.6	13.0
Net loss attributable to Atlantic Power Limited Partnership	$(33.2)	(61.5)

See accompanying notes to consolidated financial statements.

ATLANTIC POWER LIMITED PARTNERSHIP
AND SUBSIDIARIES

Consolidated Statements of Comprehensive Loss

Years ended December 31, 2013 and 2012

(In millions of U.S. dollars)

	2013	2012
Net loss	$(20.6)	(48.5)
Foreign currency translation adjustments	(34.8)	15.9
Other comprehensive (loss) income	(34.8)	15.9
Less comprehensive income attributable to noncontrolling interest	12.6	13.0
Comprehensive loss attributable to Atlantic Power Limited Partnership	$(68.0)	(45.6)

See accompanying notes to consolidated financial statements.

ATLANTIC POWER LIMITED PARTNERSHIP
AND SUBSIDIARIES

Consolidated Statements of Partners’ Equity

Years ended December 31, 2013 and 2012

(In millions of U.S. dollars)

	Partners’ capital	Retained deficit	Accumulated other comprehensive income (loss)	Preferred shares of a subsidiary company	Total partners’ equity
December 31, 2011	$1,009.2	(3.3)	(3.3)	221.3	1,223.9
Net (loss) income	—	(61.5)	—	13.0	(48.5)
Purchase accounting adjustment	1.4	—	—	—	1.4
Distributions to Parent	—	(147.0)	—	—	(147.0)
Dividends declared	—	—	—	(13.0)	(13.0)
Foreign currency translation adjustment	—	—	15.9	—	15.9
December 31, 2012	1,010.6	(211.8)	12.6	221.3	1,032.7
Net (loss) income	—	(33.2)	—	12.6	(20.6)
Contributions from Parent	1.0	—	—	—	1.0
Distributions to Parent	—	(80.0)	—	—	(80.0)
Dividends declared	—	—	—	(12.6)	(12.6)
Foreign currency translation adjustment	—	—	(34.8)	—	(34.8)
December 31, 2013	$1,011.6	(325.0)	(22.2)	221.3	885.7

See accompanying notes to consolidated financial statements.

ATLANTIC POWER LIMITED PARTNERSHIP
AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2013 and 2012

(In millions of U.S. dollars)

	2013	2012
Cash flows from operating activities:
Net loss	$(20.6)	(48.5)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	116.2	114.4
Goodwill impairment charges	34.9	—
Equity in earnings from unconsolidated affiliates	(2.1)	0.5
Unrealized foreign exchange (gain) loss	(3.0)	12.1
Change in fair value of derivative instruments	(19.2)	57.0
Change in deferred income taxes	(15.9)	(36.9)
Change in other operating balances:
Accounts receivable	18.7	6.3
Inventory	2.5	(2.3)
Prepayments, supplies and other assets	(1.4)	(4.2)
Accounts payable	8.6	4.0
Accruals and other liabilities	(5.7)	12.4
Net cash provided by operating activities	113.0	114.8
Cash flows from investing activities:
Proceeds from sale of equity investment, net	—	24.2
Purchase of property, plant and equipment	(5.9)	(0.6)
Net cash (used in) provided by investing activities	(5.9)	23.6
Cash flows from financing activities:
Repayment of long-term debt	(0.1)	—
Contributions from Parent	1.0	—
Distributions to Parent	(80.0)	(147.0)
Dividends paid	(9.5)	(13.0)
Net cash used in financing activities	(88.6)	(160.0)
Net increase (decrease) in cash and cash equivalents	18.5	(21.6)
Cash and cash equivalents at beginning of year	11.3	32.9
Cash and cash equivalents at end of year	$29.8	11.3
Supplemental cash flow information:
Interest paid	$36.2	38.5
Taxes paid	5.9	4.8

See accompanying notes to consolidated financial statements.

ATLANTIC POWER LIMITED PARTNERSHIP
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

(1)                     Nature of Business

General

Atlantic Power Limited Partnership (the Partnership) (formerly Capital Power Income L.P.) is a limited partnership created under the laws of the Province of Ontario pursuant to a Partnership Agreement dated March 27, 1997, as amended and restated on November 4, 2009. The Partnership commenced operations on June 18, 1997 and currently has independent power generating facilities in British Columbia, Ontario, California, Colorado, Illinois, New Jersey, New York and Washington State. The Partnership is a wholly owned subsidiary of Atlantic Power Corporation (Atlantic Power or the Parent); its registered address is One Federal St, Floor 30, Boston, MA 02110.

The Partnership has evaluated subsequent events from the balance sheet date through April 21, 2014, which is the date these consolidated financial statements were available for issuance.

(2)                     Summary of Significant Accounting Policies

(a)                      Principles of Consolidation and Basis of Presentation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) and include the consolidated accounts and operations of our subsidiaries in which the Partnership has a controlling financial interest. The usual condition for a controlling financial interest is ownership of the majority of the voting interest of an entity. However, a controlling financial interest may also exist in entities, such as a variable interest entity, through arrangements that do not involve controlling voting interests.

The Partnership applies the standard that requires consolidation of variable interest entities (VIEs), for which the Partnership is the primary beneficiary. The guidance requires a variable interest holder to consolidate a VIE if that party has both the power to direct the activities that most significantly impact the entities’ economic performance, as well as either the obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE. The Partnership has determined that the equity investments are not VIEs by evaluating their design and capital structure. Accordingly, the Partnership uses the equity method of accounting for all of the investments in which the Partnership does not have an economic controlling interest. The Partnership eliminates all intercompany accounts and transactions in consolidation.

(b)                      Cash and Cash Equivalents

Cash and cash equivalents include cash deposited at banks and highly liquid investments with original maturities of 90 days or less when purchased.

(c)                       Inventory

Inventory represents small parts and other consumables and fuel, the majority of which is consumed by the projects in provision of their services, and are valued at the lower of cost or net realizable value. Cost includes the purchase price, transportation costs and other costs to bring the inventories to their present location and condition. The cost of inventory items that are interchangeable are

(Continued)

ATLANTIC POWER LIMITED PARTNERSHIP
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

determined on an average cost basis. For inventory items that are not interchangeable, cost is assigned using specific identification of their individual costs.

(d)                      Property, Plant and Equipment

Property, plant and equipment are stated at cost, net of accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful life of the related asset, up to 45 years. Significant additions or improvements extending asset lives are capitalized as incurred, while repairs and maintenance that do not improve or extend the life of the respective asset are charged to expense as incurred. Certain assets and their related accumulated depreciation amounts are adjusted for asset retirements and disposals with the resulting gain or loss included in the consolidated statements of operations.

(e)                       Other Intangible Assets

Other intangible assets include power purchase agreements (PPAs) and fuel supply agreements at the projects. PPAs are valued at the time of acquisition based on the contract prices under the PPAs compared to projected market prices. Fuel supply agreements are valued at the time of acquisition based on the contract prices under the fuel supply agreement compared to projected market prices. The balances are presented net of accumulated amortization in the consolidated balance sheets. Amortization is recorded on a straight-line basis over the remaining term of the agreement.

(f)                         Investments Accounted for by the Equity Method

The equity method of accounting is applied to an affiliate because the ownership structure prevents the Partnership from exercising a controlling influence over the operating and financial policies of the project. Under the equity method, equity in pre-tax income or losses of the Partnership’s investment is reflected as equity in earnings of an unconsolidated affiliate. The cash flows that are distributed to the Partnership from this unconsolidated affiliate is directly related to the operations of the affiliate’s power producing assets and are classified as cash flows from operating activities in the consolidated statements of cash flows. The Partnership records the return of the investment in an equity investee as cash flows from investing activities. Cash flows from an equity investee are considered a return of capital when distributions are generated from proceeds of either the sale of the investment in its entirety or a sale by the investee of all or a portion of its capital assets.

(g)  Impairment of Long-Lived Assets, Nonamortizing Intangible Assets and Equity Method Investments

Long-lived assets, such as property, plant and equipment, and other intangible assets and liabilities subject to depreciation and amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds its fair value.

(Continued)

ATLANTIC POWER LIMITED PARTNERSHIP
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Investments in and the operating results of 50%-or-less owned entities not consolidated are included in the consolidated financial statements on the basis of the equity method of accounting. The Partnership reviews the investments in such unconsolidated entities for impairment whenever events or changes in business circumstances indicate that the carrying amount of the investments may not be fully recoverable. The Partnership also reviews a project for impairment and performs a two-step test at the earlier of executing a new PPA (or other arrangement) or six months prior to the expiration of an existing PPA. Factors such as the business climate, including current energy and market conditions, environmental regulation, the condition of assets, and the ability to secure new PPAs are considered when evaluating long-lived assets for impairment. Evidence of a loss in value that is other than temporary might include the absence of an ability to recover the carrying amount of the investment, the inability of the investee to sustain an earnings capacity which would justify the carrying amount of the investment or, where applicable, estimated sales proceeds that are insufficient to recover the carrying amount of the investment. The assessment as to whether any decline in value is other than temporary is based on the Partnership’s ability and intent to hold the investment and whether evidence indicating the carrying value of the investment is recoverable within a reasonable period of time outweighs evidence to the contrary. The Partnership generally considers these investments in the equity method investees to be strategic long-term investments. Therefore, the Partnership completes the assessments with a long-term view. If the fair value of the investment is determined to be less than the carrying value and the decline in value is considered to be other than temporary, the asset is written down to its fair value.

(h)                      Goodwill

Goodwill is the residual amount that results when the purchase price of an acquired business exceeds the sum of the amounts allocated to the assets acquired, less liabilities assumed, based on their fair values. Goodwill is allocated, as of the date of the business combination, to the reporting units that are expected to benefit from the synergies of the business combination.

Goodwill is not amortized and is tested for impairment, annually in the fourth quarter, or more frequently if events or changes in circumstances indicate that the asset might be impaired. In September 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2011-08, Intangibles — Goodwill and Other. This guidance on testing goodwill provides the option to first perform a qualitative assessment (step zero) to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the Partnership determines that this is the case, the Partnership is required to perform a two-step goodwill impairment test, as described below, to identify potential goodwill impairment and measure the amount of goodwill impairment loss to be recognized for that reporting unit (if any). If the Partnership determines that the fair value of a reporting unit is not less than its carrying amount, the two-step goodwill impairment test is not required.

In the Partnership’s test, step zero is first performed to determine whether the existence of events or circumstances leads to a determination that it is more likely than not (i.e., more than 50%) that the fair value of a reporting unit is less than its carrying amount. Such qualitative factors may include the following: macroeconomic conditions, industry and market considerations, cost factors, overall financial performance and other relevant entity-specific events. If the qualitative assessment

(Continued)

ATLANTIC POWER LIMITED PARTNERSHIP
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

determines that an impairment is more likely than not, then the Partnership performs a two-step quantitative impairment test. In the first step of the quantitative analysis, the carrying amount of the reporting unit is compared with its fair value. When the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not to be impaired and the second step of the impairment test is unnecessary.

The second step is carried out when the carrying amount of a reporting unit exceeds its fair value, in which case, the implied fair value of the reporting unit’s goodwill is compared with its carrying amount to measure the amount of the impairment loss, if any. The implied fair value of goodwill is determined in the same manner as the value of goodwill is determined in a business combination, using the fair value of the reporting unit as if it were the purchase price. When the carrying amount of reporting unit goodwill exceeds the implied fair value of the goodwill, an impairment loss is recognized in an amount equal to the excess and is recorded in the consolidated statements of operations.

(i)                         Derivative Financial Instruments

The Partnership uses derivative financial instruments in the form of foreign exchange forward contracts to manage the current and anticipated exposure to fluctuations in foreign currency exchange rates. The Partnership does not enter into derivative financial instruments for trading or speculative purposes. Certain derivative instruments qualify for a scope exception to fair value accounting because they are considered normal purchases or normal sales in the ordinary course of conducting business. This exception applies when the Partnership has the ability to, and it is probable that the Partnership will deliver or take delivery of the underlying physical commodity.

Derivative financial instruments not designated as a hedge are measured at fair value with changes in fair value recorded in the consolidated statements of operations. The following table summarizes derivative financial instruments that are not designated as hedges for accounting purposes and the accounting treatment in the consolidated statements of operations of the changes in fair value and cash settlements of such derivative financial instruments:

Derivative financial instrument	Classification of changes in fair value	Classification of cash settlements
Gas purchase agreements	Changes in fair value of derivative instrument	Fuel expense
Foreign currency forward contract	Foreign exchange (gain) loss	Foreign exchange (gain) loss

(j)                         Income Taxes

Income tax expense includes the current tax obligation or benefit and change in deferred income tax asset or liability for the period. The Partnership uses the asset and liability method of accounting for deferred income taxes and records deferred income taxes for all significant temporary differences. Income tax benefits associated with uncertain tax positions are recognized when the Partnership determines that it is more-likely than-not that the tax position will be ultimately sustained. Refer to note 12 for more information.

(Continued)

ATLANTIC POWER LIMITED PARTNERSHIP
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

(k)                      Revenue Recognition

The Partnership recognizes energy sales revenue on a gross basis when electricity and steam are delivered under the terms of the related contracts. PPAs, steam purchase arrangements and energy services agreements are long-term contracts to sell power and steam on a predetermined basis.

Energy — Energy revenue is recognized upon transmission to the customer. Physical transactions, or the sale of generated electricity to meet supply and demand, are recorded on a gross basis in the Partnership’s consolidated statements of operations.

Capacity — Capacity payments under the PPAs are recognized as the lesser of (1) the amount billable under the PPA or (2) an amount determined by the kilowatt hours made available during the period multiplied by the estimated average revenue per kilowatt hour over the term of the PPA.

(l)                         Power Purchase Arrangements Containing a Lease

The Partnership has entered into PPAs to sell power at predetermined rates. PPAs are assessed as to whether they contain leases which convey to the counterparty the right to the use of the project’s property, plant, and equipment in return for future payments. Such arrangements are classified as either capital or operating leases. PPAs that transfer substantially all of the benefits and risks of ownership of property to the PPA counterparty are classified as direct financing leases.

Finance income related to leases or arrangements accounted for as direct financing leases is recognized in a manner that produces a constant rate of return on the net investment in the lease. The net investment comprises net minimum lease payments and unearned finance income. Unearned finance income is the difference between the total minimum lease payments and the carrying value of the leased property. Unearned finance income is deferred and recognized in net income (loss) over the lease term.

For PPAs accounted for as operating leases, the Partnership recognizes lease income consistent with the recognition of energy revenue. When energy is delivered, the Partnership recognizes lease income in energy revenue.

(m)                   Foreign Currency Translation and Transaction Gains and Losses

The local currency is the functional currency of the Partnership’s U.S. and Canadian projects. The Partnership’s reporting currency is the U.S. dollar. Foreign currency denominated assets and liabilities are translated at end-of-period rates of exchange. Revenues, expenses, and cash flows are translated at the weighted average rates of exchange for the period. The resulting currency translation adjustments are not included in the determination of the Partnership’s consolidated statements of operations for the period, but are accumulated and reported as a separate component of partners’ equity until sale of the net investment in the project takes place. Foreign currency transaction gains or losses are reported within foreign exchange (gain) loss in the Partnership’s consolidated statements of operations.

(Continued)

ATLANTIC POWER LIMITED PARTNERSHIP
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

(n)                      Asset Retirement Obligations

The fair value for an asset retirement obligation (ARO) is recorded in the period in which it is incurred. Retirement obligations associated with long-lived assets are those for which a legal obligation exists under enacted laws, statutes, and written or oral contracts, including obligations arising under the doctrine of promissory estoppel, and for which the timing and/or method of settlement may be conditional on a future event. When the liability is initially recorded, the Partnership capitalizes the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, the Partnership either settles the obligation for its recorded amount or incurs a gain or loss.

(o)                      Concentration of Credit Risk

The financial instruments that potentially expose the Partnership to credit risk consist primarily of cash and cash equivalents, derivative instruments and accounts receivable. Cash is held by major financial institutions that are also counterparties to the Partnership’s derivative instruments. The Partnership has long-term agreements to sell electricity, gas and steam to public utilities and corporations. The Partnership has exposure to trends within the energy industry, including declines in the creditworthiness of customers. The Partnership does not normally require collateral or other security to support energy-related accounts receivable. The Partnership does not believe there is significant credit risk associated with accounts receivable due to the credit worthiness and payment history of customers. See note 14, Segment and Geographic Information, for a further discussion of customer concentrations.

(p)                      Use of Estimates

The preparation of consolidated financial statements requires the Partnership to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the year. Actual results could differ from those estimates. During the periods presented, the Partnership has made a number of estimates and valuation assumptions, including the fair values of acquired assets, the useful lives and recoverability of property, plant, and equipment, valuation of goodwill, intangible assets and liabilities related to PPAs and fuel supply agreements, the recoverability of equity investments, the recoverability of deferred tax assets, tax provisions, the fair value of financial instruments and derivatives, pension obligations; ARO; and the allocation of taxable income and losses. In addition, estimates are used to test long-lived assets and goodwill for impairment and to determine the fair value of impaired assets. These estimates and valuation assumptions are based on present conditions and the Partnership’s planned course of action, as well as assumptions about future business and economic conditions. As better information becomes available or actual amounts are determinable, the recorded estimates are revised. Should the underlying valuation assumptions and estimates change, the recorded amounts could change by a material amount.

(Continued)

ATLANTIC POWER LIMITED PARTNERSHIP
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

(q)                      Recently Issued Accounting Standards

Adopted

On January 1, 2013, the Partnership adopted changes issued by the FASB to the reporting of amounts reclassified out of accumulated other comprehensive income. These changes require an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required to be reclassified in its entirety to net income. For other amounts that are not required to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures that provide additional detail about those amounts. These requirements are to be applied to each component of accumulated other comprehensive income. Other than the additional disclosure requirements (see below), the adoption of these changes had no impact on the consolidated financial statements.

The changes in accumulated other comprehensive income (loss) by component were as follows:

	Year ended December 31
	2013	2012
Foreign currency translation:
Balance at beginning of year	$12.6	(3.3)
Other comprehensive (loss) income:
Foreign currency translation adjustments(1)	(34.8)	15.9
Balance at end of year	$(22.2)	12.6

(1)                     In all years presented, there were no tax impacts related to rate changes and no amounts were reclassified to earnings.

In July 2012, the Financial Accounting Standards Board (FASB) issued changes to the testing of indefinite-lived intangible assets for impairment, similar to the goodwill changes issued in September 2011. These changes provide an entity the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not (more than 50%) that the fair value of an indefinite-lived intangible asset is less than its carrying amount. Such qualitative factors may include the following: macroeconomic conditions; industry and market considerations; cost factors; overall financial performance; and other relevant entity-specific events. If an entity elects to perform a qualitative assessment and determines that an impairment is more likely than not, the entity is then required to perform the existing two-step quantitative impairment test, otherwise no further analysis is required. An entity also may elect not to perform the qualitative assessment and, instead, proceed directly to the two-step quantitative impairment test. These changes became effective for the Partnership for any indefinite-lived intangible asset impairment test performed on January 1, 2013 or later. The adoption of these changes did not impact the consolidated financial statements.

(Continued)

ATLANTIC POWER LIMITED PARTNERSHIP
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

In December 2011, the FASB issued changes to the disclosure of offsetting assets and liabilities. These changes require an entity to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. The enhanced disclosures will enable users of an entity’s financial statements to understand and evaluate the effect or potential effect of master netting arrangements on an entity’s financial position, including the effect or potential effect of rights of setoff associated with certain financial instruments and derivative instruments. These changes became effective for the Partnership on January 1, 2013. Other than the additional disclosure requirements, the adoption of these changes did not impact the consolidated financial statements.

On January 1, 2012, the Partnership adopted changes issued by the FASB to conform existing guidance regarding fair value measurement and disclosure between GAAP and International Financial Reporting Standards. These changes both clarify the FASB’s intent about the application of existing fair value measurement and disclosure requirements and amend certain principles or requirements for measuring fair value or for disclosing information about fair value measurements. The clarifying changes relate to the application of the highest and best use and valuation premise concepts, measuring the fair value of an instrument classified in a reporting entity’s shareholders’ equity, and disclosure of quantitative information about unobservable inputs used for Level 3 fair value measurements. The amendments relate to measuring the fair value of financial instruments that are managed within a portfolio; application of premiums and discounts in a fair value measurement; and additional disclosures concerning the valuation processes used and sensitivity of the fair value measurement to changes in unobservable inputs for those items categorized as Level 3, a reporting entity’s use of a nonfinancial asset in a way that differs from the asset’s highest and best use, and the categorization by level in the fair value hierarchy for items required to be measured at fair value for disclosure purposes only. The adoption of these changes had no impact on the Partnership’s consolidated financial statements.

On January 1, 2012, the Partnership adopted changes issued by the FASB to the presentation of comprehensive income (loss). These changes give an entity the option to present the total of comprehensive income (loss), the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income (loss) or in two separate but consecutive statements; the option to present components of other comprehensive income (loss) as part of the statement of changes in partners’ equity was eliminated. The items that must be reported in other comprehensive income (loss) or when an item of other comprehensive income (loss) must be reclassified to net income were not changed. Additionally, no changes were made to the calculation and presentation of earnings per share. The Partnership elected to present the two-statement option. Other than the change in presentation, the adoption of these changes had no impact on the Partnership’s consolidated financial statements.

Issued

In July 2013, the FASB issued changes to the presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. These changes require an entity to present an unrecognized tax benefit as a liability in the financial statements if

(Continued)

ATLANTIC POWER LIMITED PARTNERSHIP
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

(i) a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or (ii) the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset to settle any additional income taxes that would result from the disallowance of a tax position. Otherwise, an unrecognized tax benefit is required to be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward. Previously, there was diversity in practice as no explicit guidance existed. These changes became effective for the Partnership on January 1, 2014. The Partnership has determined that the adoption of these changes will not have a material impact on the consolidated financial statements.

In March 2013, the FASB issued changes to a parent entity’s accounting for the cumulative translation adjustment upon derecognition of certain subsidiaries or groups of assets within a foreign entity or of an investment in a foreign entity. A parent entity is required to release any related cumulative foreign currency translation adjustment from accumulated other comprehensive income into net income in the following circumstances: (i) a parent entity ceases to have a controlling financial interest in a subsidiary or group of assets that is a business within a foreign entity if the sale or transfer results in the complete or substantially complete liquidation of the foreign entity in which the subsidiary or group of assets had resided; (ii) a partial sale of an equity method investment that is a foreign entity; (iii) a partial sale of an equity method investment that is not a foreign entity whereby the partial sale represents a complete or substantially complete liquidation of the foreign entity that held the equity method investment; and (iv) the sale of an investment in a foreign entity. These changes became effective for the Partnership on January 1, 2014. The Partnership has determined that the adoption of these changes will not have a material impact on the consolidated financial statements.

In February 2013, the FASB issued changes to the accounting for obligations resulting from joint and several liability arrangements. These changes require an entity to measure such obligations for which the total amount of the obligation is fixed at the reporting date as the sum of (i) the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors and (ii) any additional amount the reporting entity expects to pay on behalf of its co-obligors. An entity will also be required to disclose the nature and amount of the obligation as well as other information about those obligations. Examples of obligations subject to these requirements are debt arrangements and settled litigation and judicial rulings. These changes became effective for the Partnership on January 1, 2014. The Partnership has determined that the adoption of these changes will not have a material impact on the consolidated financial statements.

(3)                     Acquisitions and Divestments

2014 Divestments

(a)                      Greeley

On March 6, 2014, the Partnership closed a transaction with Initium Power Partners, LLC (Initium), whereby Initium agreed to purchase all of the issued and outstanding membership interests in

(Continued)

ATLANTIC POWER LIMITED PARTNERSHIP
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Greeley for approximately $1.0 million. The Partnership recorded a $2.1 million gain on the sale in the consolidated statement of operations as of March 31, 2014.

2012 Divestments

(a)                      Primary Energy Recycling Corporation

On February 16, 2012, the Partnership entered into an agreement with Primary Energy Recycling Corporation (Primary Energy or PERC), whereby PERC agreed to purchase the Partnership’s 7,462,830.33 common membership interests in Primary Energy Recycling Holdings, LLC (PERH) (14.3% of PERH total interests) for approximately $24.2 million, plus a management agreement termination fee of approximately $6.0 million, for a total sale price of $30.2 million. The transaction closed in May 2012, and the Partnership recorded a $0.6 million gain on sale of the equity investment.

(4)                     Inventory

Inventory consists of the following:

	December 31
	2013	2012
Parts and other consumables	$9.7	8.0
Fuel	3.4	7.6
Total inventory	$13.1	15.6

(5)                     Property, Plant, and Equipment

	December 31, 2013	December 31, 2012	Depreciable lives
Land	$4.2	4.2
Office equipment, machinery, and other	1.7	1.6	3–10 years
Asset retirement obligation	31.4	32.2	1–42 years
Plant in service	962.6	999.4	1–45 years
Construction in progress	5.5	1.1
	1,005.4	1,038.5
Less accumulated depreciation	(123.0)	(69.4)
	$882.4	969.1

Depreciation expense of $57.9 million and $58.2 million was recorded for the years ended December 31, 2013 and 2012, respectively.

(Continued)

ATLANTIC POWER LIMITED PARTNERSHIP

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

(6)                     Goodwill

The Partnership’s goodwill balance was $296.3 million and $331.2 million as of December 31, 2013 and 2012, respectively. The Partnership recorded $331.2 million of goodwill, which was pushed down from Atlantic Power in connection with its acquisition of Capital Power Income L.P. (the Partnership) in 2011.

The Partnership applies an accounting standard under which goodwill has an indefinite life and is not amortized. Goodwill is tested for impairments at least annually, or more frequently whenever an event or change in circumstances occurs that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The Partnership tests goodwill for impairment at the reporting unit level, which is at the project level and, the lowest level below the operating segments for which discrete financial information is available. Based on a prolonged decline in the market capitalization of the Parent, the Partnership determined that it was appropriate to initiate a test of goodwill to determine if the fair value of each of the Partnership’s reporting units’ goodwill does not exceed their carrying amounts. The impairment analysis was performed as of August 31, 2013. For reporting units that failed step one of the goodwill impairment test, the Partnership performed a step two test to quantify the amount, if any, of noncash impairment to goodwill to record.

As a result of the goodwill assessment completed in the third quarter of 2013, it was determined that goodwill was impaired at the Kenilworth reporting unit (East Segment) and the Naval reporting units (West Segment). The total impairment recorded was $34.9 million. The $30.8 million impairment at Kenilworth was due to lower forecasted capacity and energy prices as compared to the assumptions used at the time of the acquisition in November 2011. When performing the step two quantitative analysis, the increase in the intangible value associated with the new Energy Service Agreement (ESA) entered into in July 2013 resulted in a lower implied goodwill value. At the time of its acquisition in November 2011, the fair value of the assets acquired and liabilities assumed for the Kenilworth project were valued assuming a merchant basis for the period subsequent to the expiration of the project’s original PPA in July 2012. As discussed above, these forecasted energy revenues on a merchant basis were higher than the energy prices currently forecasted to be in effect subsequent to the expiration of the new ESA. The $4.1 million impairment at the Naval reporting units was primarily due to increased uncertainty, not assumed at the time of the reporting unit’s acquisition in 2011, in the ability to extend two of the projects lease and steam agreements upon their expiration. In addition, lower currently forecasted capacity and energy prices in California after the expiration of the PPAs compared to the forecast at the time of the acquisition in 2011 resulted in a lower business enterprise value which resulted in a lower implied goodwill value.

The Partnership updated its annual goodwill impairment analysis as of November 30, 2013, which resulted in no additional impairments.

Under the two-step quantitative impairment tests performed, the evaluation of impairment involved comparing the current fair value of each reporting unit to its carrying value, including goodwill. For step one of the quantitative tests, the Partnership determined the fair value of the Partnership’s reporting units using an income approach with discounted cash flow (DCF) models, as the Partnership believes forecasted cash flows are the best indicator of such fair value. A number of significant assumptions and estimates are involved in the application of the DCF model to forecast operating cash flows, including assumptions about discount rates, projected power prices, generation, fuel costs and capital expenditure requirements.

(Continued)

ATLANTIC POWER LIMITED PARTNERSHIP

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Most of these assumptions vary significantly among the reporting units. The discount rate applied to the DCF models represents the weighted average cost of capital (WACC) consistent with the risk inherent in future cash flows and based upon an assumed capital structure, cost of long-term debt and cost of equity consistent with comparable independent power producers. The betas used in calculating the individual reporting units’ WACC rate are estimated for each business with the assistance of valuation experts. Cash flow forecasts are generally based on approved reporting unit operating plans for years with contracted PPAs and historical relationships for estimates at the expiration of PPAs. These forecasts utilize historical plant output for determining assumptions around future generation and industry data forward power and fuel curves to estimate future power and fuel prices. The Partnership uses historical experience to determine estimated future capital investment requirements.

The valuation of goodwill for the second step of the goodwill impairment analysis is considered a Level 3 fair value measurement, which means that the valuation of the assets and liabilities reflect management’s own judgments regarding the assumptions market participants would use in determining the fair value of the assets and liabilities.

The following table details the changes in the carrying amount of goodwill by operating segment:

	East	West	Un-allocated corporate	Total
Balance at December 31, 2012	$138.6	192.6	—	331.2
Impairment of goodwill	(30.8)	(4.1)	—	(34.9)
Balance at December 31, 2013	$107.8	188.5	—	296.3

(7)                     Power Purchase Agreements and Other Intangible Assets and Liabilities

Other intangible assets and liabilities include power purchase agreements and fuel supply agreements. The following tables summarize the components of the Partnership’s intangible assets and other liabilities subject to amortization for the years ended December 31, 2013 and 2012:

Other intangible assets, net
Power purchase agreements
Gross balances, December 31, 2013	$559.8
Less accumulated amortization	(132.9)
Foreign currency translation adjustment	(10.6)
Net carrying amount, December 31, 2013	$416.3

(Continued)

ATLANTIC POWER LIMITED PARTNERSHIP

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Other intangible assets, net
Power purchase agreements
Gross balances, December 31, 2012	$553.8
Less accumulated amortization	(72.1)
Foreign currency translation adjustment	4.7
Net carrying amount, December 31, 2012	$486.4

	Power purchase and fuel supply agreement liabilities, net
	Power purchase agreements	Fuel supply agreements	Total
Gross balances, December 31, 2013	$(35.9)	(12.6)	(48.5)
Less accumulated amortization	5.3	2.5	7.8
Foreign currency translation adjustment	2.0	—	2.0
Net carrying amount, December 31, 2013	$(28.6)	(10.1)	(38.7)

	Power purchase and fuel supply agreement liabilities, net
	Power purchase agreements	Fuel supply agreements	Total
Gross balances, December 31, 2012	$(35.3)	(12.6)	(47.9)
Less accumulated amortization	2.9	1.6	4.5
Foreign currency translation adjustment	(0.6)	—	(0.6)
Net carrying amount, December 31, 2012	$(33.0)	(11.0)	(44.0)

(Continued)

ATLANTIC POWER LIMITED PARTNERSHIP

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

The following table presents amortization expense of intangible assets for the years ended December 31, 2013 and 2012:

	2013	2012
Power purchase agreements	$58.4	57.4
Fuel supply agreements	(1.2)	(1.2)
Total amortization	$57.2	56.2

The following table presents estimated future amortization expense for the next five years related to power purchase agreements and fuel supply agreements:

	Power purchase agreements	Fuel supply agreements
Year ending December 31:
2014	$56.2	(1.2)
2015	52.8	(1.2)
2016	52.8	(1.2)
2017	52.9	(1.2)
2018	45.1	(1.2)

The following table presents the weighted average remaining amortization period related to the Partnership’s intangible assets as of December 31, 2013:

	Power purchase agreements	Fuel supply agreements
	(In years)
December 31, 2013:
Weighted average remaining amortization period	$8.5	9.0

(8)                     Other Long-Term Liabilities

Other long-term liabilities consist of the following:

	2013	2012
Asset retirement obligations	$54.0	54.4
Deferred revenue	4.0	4.9
Other	1.2	1.3
	$59.2	60.6

(Continued)

ATLANTIC POWER LIMITED PARTNERSHIP

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

The Partnership recorded these retirement obligations as the Partnership is legally required to remove certain facilities at the end of their useful lives and restore the sites to their original condition. The following table represents the fair value of ARO at the date of acquisition along with the additions, reductions and accretion related to the ARO for the year ended December 31, 2013:

2013
Asset retirement obligations beginning of year	$54.4
Accretion of asset retirement obligations	1.4
Translation adjustments	(1.8)
Asset retirement obligations, end of year	$54.0

(9)                     Long-Term Debt

Long-term debt consists of the following:

	December 31, 2013	December 31, 2012	Interest rate
Recourse debt:
Senior unsecured notes, due June 2036 (Cdn$210.0)	$197.4	211.1	6.0%
Senior unsecured notes, due July 2014 (1)	190.0	190.0	5.9
Series A senior unsecured notes, due August 2015 (1)	150.0	150.0	5.9
Series B senior unsecured notes, due August 2017 (1)	75.0	75.0	6.0
Nonrecourse debt:
Other long-term debt	0.9	—	5.5%-6.7%
Less current maturities	(190.2)	—
Total long-term debt	$423.1	626.1

(1)                       The Curtis Palmer Notes, Series A senior guaranteed notes due August 2015 and Series B senior guaranteed notes due August 2017 were retired on February 26, 2014 with a portion of the proceeds from the New Senior Secured Credit Facilities described below.

Current maturities consist of the following:

	December 31, 2013	December 31, 2012	Interest rate
Current maturities:
Senior unsecured notes, due July 2014	$190.0	—	5.9%
Other short-term debt	0.2	—	5.5%-6.7%
Total current maturities	$190.2	—

(Continued)

ATLANTIC POWER LIMITED PARTNERSHIP

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Principal payments on the maturities of the Partnership’s debt due in the next five years and thereafter are as follows:

2014	$190.2
2015	150.0
2016	—
2017	75.0
2018	—
Thereafter	198.1
$613.3

(a)                      Notes of the Partnership

The Partnership has outstanding Cdn$210.0 million ($197.4 million as of December 31, 2013) aggregate principal amount of 5.95% senior unsecured notes, due June 2036 (the Partnership Notes). Interest on the Partnership Notes is payable semi-annually at 5.95%. Pursuant to the terms of the Partnership Notes, the Partnership must meet certain financial and other covenants, including a financial covenant generally based on the ratio of debt to capitalization of the Partnership. The Partnership Notes are guaranteed by Atlantic Power Preferred Equity Ltd., a subsidiary of the Partnership, and an indirect, wholly owned subsidiary of Atlantic Power. The Partnership was in compliance with all covenants at December 31, 2013.

(b)                      Notes of Curtis Palmer LLC

The Curtis Palmer Notes had $190.0 million aggregate principal outstanding at December 31, 2013. Interest on the Curtis Palmer Notes is payable semi-annually at 5.90%. Pursuant to the terms of the Curtis Palmer Notes, the Partnership must meet certain financial and other covenants, including a financial covenant generally based on the ratio of debt to capitalization of the Partnership. The Curtis Palmer Notes are guaranteed by the Partnership. The Partnership was in compliance with all covenants at December 31, 2013.

See New Senior Secured Credit Facilities below for discussion of the retirement of the 5.90% senior unsecured notes, due July 2014 (the Curtis Palmer Notes) in February 2014.

(c)                       Notes of Atlantic Power (U.S.) GP

Atlantic Power (U.S.) GP a subsidiary of the Partnership and, an indirect, wholly owned subsidiary of Atlantic Power, has outstanding $150.0 million aggregate principal amount of 5.87% senior guaranteed notes, Series A, due August 2015 (the Series A Notes). Interest on the Series A Notes is payable semi-annually at 5.87%. Atlantic Power (U.S.) GP has also outstanding $75.0 million aggregate principal amount of 5.97% senior guaranteed notes, Series B, due August 2017

(Continued)

ATLANTIC POWER LIMITED PARTNERSHIP

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

(the Series B Notes and together with the Series A Notes, the Notes). Interest on the Series B Notes is payable semi-annually at 5.97%. Pursuant to the terms of the Series A Notes and the Series B Notes, the Partnership must meet certain financial and other covenants, including a financial covenant generally based on the ratio of debt to capitalization of the Partnership and Atlantic Power (U.S.) GP. The Series A Notes and the Series B Notes are guaranteed by Atlantic Power, the Partnership, Curtis Palmer LLC and the existing and future guarantors of Atlantic Power’s Senior Notes, senior credit facility and refinancings thereof. The Partnership was in compliance with all covenants at December 31, 2013.

See New Senior Secured Credit Facilities below for discussion of the retirement of these Notes of Atlantic Power (U.S.) GP in February 2014.

(d)                      New Senior Secured Credit Facilities

On February 24, 2014 the Partnership, entered into the New Senior Secured Credit Facilities, including the New Term Loan Facility, comprising of $600 million in aggregate principal amount, and the New Revolving Credit Facility with a capacity of $210 million. Borrowings under the New Senior Secured Credit Facilities are available in U.S. dollars and Canadian dollars and bear interest at a rate equal to the Adjusted Eurodollar Rate, the Base Rate or the Canadian Prime Rate, each as defined in the credit agreement governing the New Senior Secured Credit Facilities (the Credit Agreement), as applicable, plus an applicable margin between 2.75% and 3.75% that varies depending on whether the loan is a Eurodollar Rate Loan, Base Rate Loan, or Canadian Prime Rate Loan. The applicable margin for term loans bearing interest at the Adjusted Eurodollar Rate and the Base Rate is 3.75% and 2.75% respectively. The Adjusted Eurodollar Rate cannot be less than 1.00%.

The New Term Loan Facility matures on February 24, 2021. The revolving commitments under the New Revolving Credit Facility terminate on February 24, 2018. Letters of credit are available to be issued under the revolving commitments until 30 days prior to the Letter of Credit Expiration Date under, and as defined in, the Credit Agreement. The Partnership is required to pay a commitment fee with respect to the commitments under the New Revolving Credit Facility equal to 0.75% times the average of the daily difference between the revolving commitments and all outstanding revolving loans (excluding swing line loans) plus amounts available to be drawn under letters of credit and all outstanding reimbursement obligations with respect to drawn letters of credit.

The New Senior Secured Credit Facilities are secured by a pledge of the equity interests in the Partnership and its subsidiaries, guaranties from the Partnership subsidiary guarantors and a limited recourse guaranty from the entity that holds all of the Partnership equity, a pledge of certain material contracts and certain mortgages over material real estate rights, an assignment of all revenues, funds and accounts of the Partnership and its subsidiaries (subject to certain exceptions), and certain other assets. The New Senior Secured Credit Facilities will have a debt service reserve account, which is required to be funded and maintained at the debt service reserve requirement, equal to six months of debt service.

The Partnership’s existing Cdn$210 million Notes of the Partnership prohibit the Partnership (subject to certain exceptions) from granting liens on its assets (and those of its material subsidiaries)

(Continued)

ATLANTIC POWER LIMITED PARTNERSHIP

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

to secure indebtedness, unless the notes of the Partnership are secured equally and ratably with such other indebtedness. Accordingly, in connection with the execution of the Credit Agreement, the Partnership has granted an equal and ratable security interest in the collateral package securing the New Senior Secured Credit Facilities under the indenture governing the notes of the Partnership for the benefit of the holders of the notes of the Partnership.

The Credit Agreement contains customary representations, warranties, terms and conditions, and covenants. The covenants include a requirement that the Partnership and its subsidiaries maintain a Leverage Ratio (as defined in the Credit Agreement) ranging from 5.50:1.00 in 2014 to 4.00:1.00 in 2021, and an Interest Coverage Ratio (as defined in the Credit Agreement) ranging from 2.50:1.00 in 2014 to 3.25:1.00 in 2021. In addition, the Credit Agreement includes customary restrictions and limitations on the Partnership’s and its subsidiaries’ ability to (i) incur additional indebtedness, (ii) grant liens on any of their assets, (iii) change their conduct of business or enter into mergers, consolidations, reorganizations, or certain other corporate transactions, (iv) dispose of assets, (v) modify material contractual obligations, (vi) enter into affiliate transactions, (vii) incur capital expenditures, and (viii) make dividend payments or other distributions, in each case subject to customary carve-outs and exceptions and various thresholds.

Under the Credit Agreement, if a change of control (as defined in the Credit Agreement) occurs, unless the Partnership elects to make a voluntary prepayment of the term loans under the New Senior Secured Credit Facilities, it will be required to offer each electing lender to prepay such lender’s term loans under the New Senior Secured Credit Facilities at a price equal to 101% of par. In addition, in the event that the Partnership elects to repay, prepay or refinance all or any portion of the term loan facilities within one year from the initial funding date under the Credit Agreement, it will be required to do so at a price of 101% of the principal amount so repaid, prepaid or refinanced.

The Credit Agreement also contains a mandatory amortization feature and customary mandatory prepayment provisions, including: (i) from proceeds of assets sales, insurance proceeds, and incurrence of indebtedness, in each case subject to applicable thresholds and customary carve-outs; and (ii) the payment of 50% of the excess cash flow, as defined in the Credit Agreement, of the Partnership and its subsidiaries.

Under certain conditions the lending commitments under the Credit Agreement may be terminated by the lenders and amounts outstanding under the Credit Agreement may be accelerated. Such events of default include failure to pay any principal, interest or other amounts when due, failure to comply with covenants, breach of representations or warranties in any material respect, nonpayment or acceleration of other material debt of the Partnership and its subsidiaries, bankruptcy, material judgments rendered against the Partnership or certain of its subsidiaries, certain ERISA or regulatory events, a change of control of the Partnership, or defaults under certain guaranties and collateral documents securing the New Senior Secured Credit Facilities, in each case subject to various exceptions and notice, cure and grace periods.

On February 26, 2014, $600 million was drawn under the New Term Loan Facility, and letters of credit in an aggregate face amount of $144 million were issued (but not drawn) pursuant to the revolving commitments under the New Revolving Credit Facility and used (i) to fund a debt service

(Continued)

ATLANTIC POWER LIMITED PARTNERSHIP

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

reserve in an amount equivalent to six months of debt service (approximately $15.8 million), and (ii) to support contractual credit support obligations of the Partnership and its subsidiaries and of certain other of Atlantic Power’s affiliates.

The Partnership used the proceeds from the New Term Loan Facility under the New Senior Secured Credit Facilities to:

•                              optionally prepay or redeem in whole, at a price equal to par plus accrued interest and applicable make-whole premium, of (i) the $150 million aggregate principal amount outstanding of 5.87% Senior Guaranteed Notes, Series A, due 2015 and the $75 million aggregate principal amount outstanding of 5.97% Senior Guaranteed Notes, Series B, due 2017 issued by Atlantic Power (U.S.) GP, and (ii) the $190 million aggregate principal amount outstanding of 5.9% Senior Notes due 2014 issued by Curtis Palmer LLC

•                              pay transaction costs and expenses

•                              distribute $143 million to the Parent.

(10)              Fair Value of Financial Instruments

The estimated carrying values and fair values of the Partnership’s recorded financial instruments related to operations are as follows:

	December 31
	2013		2012
	Carrying amount	Fair value	Carrying amount	Fair value
Cash and cash equivalents	$29.8	29.8	11.3	11.3
Derivative assets current	0.2	0.2	0.7	0.7
Derivative assets noncurrent	1.2	1.2	11.0	11.0
Derivative liabilities current	18.7	18.7	24.5	24.5
Derivative liabilities noncurrent	61.9	61.9	81.4	81.4
Long-term debt, including current portion	613.3	561.2	626.1	595.6

The Partnership’s financial instruments that are recorded at fair value have been classified into levels using a fair value hierarchy.

The three levels of the fair value hierarchy are defined below:

Level 1 — Unadjusted quoted prices available in active markets for identical assets or liabilities as of the reporting date. Financial assets utilizing Level 1 inputs include active exchange-traded securities.

(Continued)

ATLANTIC POWER LIMITED PARTNERSHIP

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Level 2 — Quoted prices available in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, inputs other than quoted prices that are directly observable, and inputs derived principally from market data.

Level 3 — Unobservable inputs from objective sources. These inputs may be based on entity-specific inputs. Level 3 inputs include all inputs that do not meet the requirements of Level 1 or Level 2.

The following represents the recurring measurements of fair value hierarchy of the Partnership’s financial assets and liabilities that were recognized at fair value as of December 31, 2013 and 2012. Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement.

	December 31, 2013
	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$29.8	—	—	29.8
Derivative instruments asset	—	1.4	—	1.4
Total	$29.8	1.4	—	31.2
Liabilities:
Derivative instruments liability	$—	80.6	—	80.6
Total	$—	80.6	—	80.6

	December 31, 2012
	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$11.3	—	—	11.3
Derivative instruments asset	—	11.7	—	11.7
Total	$11.3	11.7	—	23.0
Liabilities:
Derivative instruments liability	$—	105.9	—	105.9
Total	$—	105.9	—	105.9

The fair values of the Partnership’s derivative instruments are based upon trades in liquid markets. Valuation model inputs can generally be verified and valuation techniques do not involve significant judgment. The fair values of such financial instruments are classified within Level 2 of the fair value hierarchy. The Partnership uses best estimates to determine the fair value of commodity and derivative contracts the Partnership holds. These estimates consider various factors including closing exchange

(Continued)

ATLANTIC POWER LIMITED PARTNERSHIP

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

prices, time value, volatility factors and credit exposure. The fair value of each contract is discounted using a risk free interest rate.

The Partnership also adjusts the fair value of financial assets and liabilities to reflect credit risk, which is calculated based on the Partnership’s credit rating and the credit rating of the Partnership’s counterparties. As of December 31, 2013, the credit valuation adjustments resulted in an $8.3 million net increase (gain) in change in fair value of derivative instruments. As of December 31, 2012, the credit valuation adjustments resulted in a $10.1 million net increase (gain) in change in fair value of derivative instruments.

The carrying amounts for cash and cash equivalents approximate fair value due to their short-term nature. The fair value of long-term debt was determined using quoted market prices, as well as discounting the remaining contractual cash flows using a rate at which the Partnership could issue debt with a similar maturity as of the balance sheet date.

(11)              Derivative Instruments

The Partnership recognizes all derivative instruments on the consolidated balance sheets as either assets or liabilities and measures them at fair value each reporting period. For the Partnership’s derivatives, the changes in the fair value are immediately recognized in earnings. The guidelines apply to the Partnership’s gas purchase agreements and foreign exchange contracts.

(a)                      Gas Purchase Agreements

On March 12, 2012, the Partnership discontinued the application of the normal purchase normal sales (NPNS) exemption on gas purchase agreements at the Partnership’s North Bay, Kapuskasing and Nipigon projects. On that date, the Partnership entered into an agreement with a third party that resulted in the gas purchase agreements no longer qualifying for the NPNS exemption. The agreements at North Bay and Kapuskasing expire on December 31, 2016. These gas purchase agreements are derivative financial instruments and are recorded in the consolidated balance sheets at fair value and the changes in their fair market value are recorded in the consolidated statements of operations.

In May 2012, the Nipigon project entered into a long-term contract for the purchase of natural gas beginning on January 1, 2013 and expiring on December 31, 2022. This contract is accounted for as a derivative financial instrument and is recorded in the consolidated balance sheets at fair value. Changes in the fair market value of the contract are recorded in the consolidated statements of operations.

In April, June, and August 2013, the Tunis project entered into contracts for the purchase of natural gas beginning on October 1, 2013 and expiring on March 31, 2014. These contracts are accounted for as derivative financial instruments and are recorded in the consolidated balance sheet at fair value as of December 31, 2013. Changes in the fair market value of the contracts are recorded in the consolidated statement of operations.

(Continued)

ATLANTIC POWER LIMITED PARTNERSHIP

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

(b)                      Foreign Currency Forward Contracts

The Partnership uses foreign currency forward contracts to manage the exposure to changes in foreign exchange rates, as many of the projects generate cash flow in U.S. dollars and Canadian dollars. Changes in the fair value of the forward contracts partially offset foreign exchange gain or losses on the U.S. dollar equivalent of the Partnership’s Canadian dollar obligations. At December 31, 2013, the forward contracts consist of contracts with various expiration dates through December 2015 to purchase a total of Cdn$34.9 million at an average exchange rate of Cdn$1.108 per U.S. dollar. It is the Partnership’s intention to periodically consider extending or terminating these forward contracts.

In February 2014, the Partnership paid $0.4 million to terminate these contracts as a result of the Parent’s revolving credit facility. The Partnership will record a foreign exchange related loss to their settlement in the first quarter of 2014.

(c)                       Volume of Forecasted Transactions

The Partnership has entered into derivative instruments in order to economically hedge the following notional volumes of forecasted transactions as summarized below, by type, as of and for year ended December 31, 2013 and December 31, 2012:

	Units	December 31, 2013	December 31, 2012
Gas purchase agreements	Natural Gas (Gigajoules)	$41.1	49.8
Currency forwards	Cdn$	34.9	104.5

(d)                      Fair Value of Derivative Instruments

The Partnership has elected to disclose derivative instrument assets and liabilities on a trade-by-trade basis and does not offset amounts at the counterparty master agreement level. The following table summarizes the fair value of the Partnership’s derivative assets and liabilities:

	December 31, 2013
	Derivative assets	Derivative liabilities
Derivative instruments:
Foreign currency forward contracts current	$0.5	0.7
Foreign currency forward contracts long-term	1.2	—
Gas purchase agreements current	0.2	18.4
Gas purchase agreements long-term	—	62.0
Total derivative instruments	$1.9	81.1

(Continued)

ATLANTIC POWER LIMITED PARTNERSHIP

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

	December 31, 2012
	Derivative assets	Derivative liabilities
Derivative instruments:
Foreign currency forward contracts current	$0.7	—
Foreign currency forward contracts long-term	10.9	—
Gas purchase agreements current	0.1	24.5
Gas purchase agreements long-term	—	81.4
Total derivative instruments	$11.7	105.9

(e)                       Impact of Derivative Instruments on the Consolidated Statements of Operations

The following table summarizes realized (gains) and losses for derivative instruments:

	Classification of (gain) loss	Year ended December 31
	recognized in income	2013	2012
Gas purchase agreements	Fuel	$56.5	43.5
Foreign currency forwards	Foreign exchange gain	(14.4)	(18.5)

The following table summarizes the unrealized (gains) and losses resulting from changes in the fair value of derivative financial instruments:

	Classification of (gain) loss	Year ended December 31
	recognized in income	2013	2012
Gas purchase agreements	Change in fair value of derivatives	$(19.2)	57.0
Foreign currency forwards	Foreign exchange loss	(10.7)	(7.2)

(12)              Income Taxes

	Year ended December 31
	2013	2012
Current income tax expense	$5.6	7.2
Deferred tax benefit	(15.9)	(36.9)
Total income tax benefit, net	$(10.3)	(29.7)

(Continued)

ATLANTIC POWER LIMITED PARTNERSHIP

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

The following is a reconciliation of income taxes calculated at the Canadian enacted statutory rate of 26.0% and 25.0% at December 31, 2013 and 2012, respectively, to the provision for income taxes in the consolidated statements of operations:

	Year ended December 31,
	2013	2012
Computed income taxes at Canadian statutory rate	$(8.0)	(19.5)
Decreases resulting from:
Operating countries with different income tax rates	(4.6)	(2.2)
	(12.6)	(21.7)
Change in valuation allowance	3.9	1.6
	(8.7)	(20.1)
Dividend withholding tax and other cash taxes	0.7	5.3
Foreign exchange	(5.2)	1.2
Permanent differences	—	(6.5)
Changes in tax rates	0.8	1.8
Changes in estimates of tax basis of equity method investments	(0.4)	(0.5)
Goodwill impairment	13.6	—
Other	(11.1)	(10.9)
	(1.6)	(9.6)
	$(10.3)	(29.7)

(Continued)

ATLANTIC POWER LIMITED PARTNERSHIP

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2013 and 2012 are presented below:

	2013	2012
Deferred tax assets:
Loss carryforwards	$57.3	57.5
Finance and share issuance costs	2.0	2.3
Disallowed interest carryforward	0.1	—
Derivative contracts	27.3	(3.1)
Other	3.6	1.3
Total deferred tax assets	90.3	58.0
Valuation allowance	(6.1)	(2.2)
	84.2	55.8
Deferred tax liabilities:
Intangible assets	(94.6)	(73.6)
Property, plant and equipment	(94.8)	(106.8)
Other long-term investments	(1.0)	(0.7)
Total deferred tax liabilities	(190.4)	(181.1)
Net deferred tax liability	$(106.2)	(125.3)

The following table summarizes the net deferred tax position as of December 31, 2013 and 2012:

	2013	2012
Long-term deferred tax liabilities	$(106.2)	(125.3)
Net deferred tax liability	$(106.2)	(125.3)

As of December 31, 2013, the Partnership has recorded a valuation allowance of $6.1 million. This amount primarily comprises provisions against available Canadian and U.S. net operating loss carryforwards. In assessing the recoverability of the Partnership’s deferred tax assets, the Partnership considers whether it is more likely than not that some portion or the entire deferred tax asset will be realized. The ultimate realization of the deferred tax assets is dependent upon projected future taxable income in the United States and in Canada and available tax planning strategies.

Tax benefits related to uncertain tax positions taken or expected to be taken on a tax return are recorded when such benefits meet a more-likely than-not threshold. Otherwise, these tax benefits are recorded when a tax position has been effectively settled, which means that the statute of limitation has expired or the appropriate taxing authority has completed their examination even though the statute of limitations remains open. Interest and penalties related to uncertain tax positions are recognized as part of the provision for income taxes and are accrued beginning in the period that such interest and penalties would be applicable

(Continued)

ATLANTIC POWER LIMITED PARTNERSHIP

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

under relevant tax law until such time that the related tax benefits are recognized. As of December 31, 2013, the Partnership has not recorded any tax benefits related to uncertain tax positions.

As of December 31, 2013, the Partnership had the following net operating loss carryforwards that are scheduled to expire in the following years:

2027	$12.9
2028	60.3
2029	20.9
2030	21.5
2031	19.1
2032	8.0
2033	17.1
$159.8

(13)              Preferred Shares Issued by a Subsidiary Company

In 2007, a subsidiary of the Partnership issued 5.0 million 4.85% Cumulative Redeemable Preferred Shares, Series 1 (the Series 1 Shares) priced at Cdn$25.00 per share. Cumulative dividends are payable on a quarterly basis at the annual rate of Cdn$1.2125 per share. Beginning on June 30, 2012, the Series 1 Shares were redeemable by the subsidiary company at Cdn$26.00 per share, declining by Cdn$0.25 each year to Cdn$25.00 per share on or after June 30, 2016, plus, in each case, an amount equal to all accrued and unpaid dividends thereon.

In 2009, a subsidiary of the Partnership issued 4.0 million 7.0% Cumulative Rate Reset Preferred Shares, Series 2 (the Series 2 Shares) priced at Cdn$25.00 per share. The Series 2 Shares pay fixed cumulative dividends of Cdn$1.75 per share per annum, as and when declared, for the initial five-year period ending December 31, 2014. The dividend rate will reset on December 31, 2014 and every five years thereafter at a rate equal to the sum of the then five-year Government of Canada bond yield and 4.18%. On December 31, 2014 and on December 31 every five years thereafter, the Series 2 Shares are redeemable by the subsidiary company at Cdn$25.00 per share, plus an amount equal to all declared and unpaid dividends thereon to, but excluding the date fixed for redemption. The holders of the Series 2 Shares will have the right to convert their shares into Cumulative Floating Rate Preferred Shares, Series 3 (the Series 3 Shares) of the subsidiary, subject to certain conditions, on December 31, 2014 and on December 31 of every fifth year thereafter. The holders of Series 3 Shares will be entitled to receive quarterly floating rate cumulative dividends, as and when declared by the board of directors of the subsidiary, at a rate equal to the sum of the then 90-day Government of Canada Treasury bill rate and 4.18%.

The Series 1 Shares, the Series 2 Shares and the Series 3 Shares are fully and unconditionally guaranteed by Atlantic Power and by the Partnership on a subordinated basis as to: (i) the payment of dividends, as and when declared; (ii) the payment of amounts due on a redemption for cash; and (iii) the payment of amounts due on the liquidation, dissolution or winding up of the subsidiary company. If, and for so long as, the declaration or payment of dividends on the Series 1 Shares, the Series 2 Shares or the Series 3 Shares is

(Continued)

ATLANTIC POWER LIMITED PARTNERSHIP

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

in arrears, the Partnership will not make any distributions on its limited partnership units and Atlantic Power will not pay any dividends on their common shares.

The subsidiary company paid aggregate dividends of $12.6 million on the Series 1 Shares and the Series 2 Shares in 2013 as compared to $13.0 million in 2012.

(14)              Segment and Geographic Information

The Partnership has three reportable segments: East, West and Un-allocated Corporate. The Partnership analyzes the performance of the operating segments based on Project Adjusted EBITDA which is defined as project income plus interest, taxes, depreciation and amortization (including noncash impairment charges) and changes in fair value of derivative instruments. Project Adjusted EBITDA is not a measure recognized under GAAP and does not have a standardized meaning prescribed by GAAP and is therefore unlikely to be comparable to similar measures presented by other companies. The Partnership uses Project Adjusted EBITDA to provide comparative information about project performance without considering how projects are capitalized or whether they contain derivative contracts that are required to be recorded at fair value. A reconciliation of project income to Project Adjusted EBITDA is included in the table below:

	East	West	Un-allocated corporate	Consolidated
Year ended December 31, 2013:
Project revenues	$257.5	182.3	(1.3)	438.5
Segment assets	970.1	995.7	(98.8)	1,867.0
Goodwill	107.8	188.5	—	296.3
Capital expenditures	4.4	1.1	—	5.5
Project Adjusted EBITDA	$89.0	73.7	(10.7)	152.0
Change in fair value of derivative instruments	(19.2)	—	—	(19.2)
Depreciation and amortization	60.3	65.8	0.1	126.2
Interest, net	11.2	0.1	(2.2)	9.1
Other project expense (income)	32.8	4.2	(0.5)	36.5
Project income (loss)	3.9	3.6	(8.1)	(0.6)
Administration	—	—	0.4	0.4
Interest, net	—	—	25.4	25.4
Foreign exchange gain	—	—	(9.4)	(9.4)
Other income, net	—	—	13.9	13.9
Income before income taxes	3.9	3.6	22.2	29.7
Income tax benefit	—	—	(10.3)	(10.3)
Net income	$3.9	3.6	11.9	19.4

(Continued)

ATLANTIC POWER LIMITED PARTNERSHIP

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

			Un-allocated
	East	West	corporate	Consolidated
Year ended December 31, 2012:
Project revenues	$248.1	169.6	0.3	418.0
Segment assets	947.2	1,102.6	18.4	2,068.2
Goodwill	138.6	192.6	—	331.2
Capital expenditures	0.6	0.2	—	0.8
Project Adjusted EBITDA	$82.5	78.3	(12.4)	148.4
Change in fair value of derivative instruments	57.0	—	—	57.0
Depreciation and amortization	58.0	68.4	0.1	126.5
Interest, net	11.3	(0.1)	—	11.2
Other project (income)	—	(0.3)	(0.2)	(0.5)
Project (loss) income	(43.8)	10.3	(12.3)	(45.8)
Administration	—	—	0.1	0.1
Interest, net	—	—	25.8	25.8
Foreign exchange gain	—	—	1.3	1.3
Other income, net	—	—	5.2	5.2
(Loss) income before income taxes	(43.8)	10.3	20.1	(13.4)
Income tax benefit	—	—	(29.7)	(29.7)
Net income (loss)	$(43.8)	10.3	(9.6)	(43.1)

The table below provides information, by country, about the operations for each of the years ended December 31, 2013 and 2012 and property, plant, and equipment as of December 31, 2013 and 2012. Revenue is recorded in the country in which it is earned and assets are recorded in the country in which they are located.

	Revenue		Property, plant, and equipment net
	2013	2012	2013	2012
United States	$230.2	204.8	399.5	418.4
Canada	208.3	213.2	482.9	550.7
Total	$438.5	418.0	882.4	969.1

Ontario Electricity Financial Corp (OEFC), San Diego Gas & Electric, and BC Hydro provided 34.9%, 18.1%, and 12.7%, respectively, of total consolidated revenues for the year ended December 31, 2013. OEFC, San Diego Gas & Electric and BC Hydro provided for 36.6%, 15.1% and 14.3% of total

(Continued)

ATLANTIC POWER LIMITED PARTNERSHIP

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

consolidated revenues for the year ended December 31, 2012. OEFC purchases electricity from the Calstock, Kapuskasing, Nipigon, North Bay and Tunis projects in the East segment. San Diego Gas & Electric purchases electricity from the Naval Station, Naval Training Center, and North Island projects in the West segment. BC Hydro purchases electricity from the Mamquam, Moresby Lake, and Williams Lake projects in the West segment.

(15)              Commitments and Contingencies

Commitments

Fuel Supply and Transportation Commitments

The Partnership has entered into long-term contractual arrangements to procure fuel and transportation services for the projects. As of December 31, 2013, the Partnership’s commitments under such outstanding agreements are estimated as follows:

2014	$78.3
2015	75.2
2016	68.0
2017	18.4
2018	18.4
Thereafter	54.1
$312.4

Contingencies

Other

From time to time, the Partnership and the projects are parties to disputes and litigation that arise in the normal course of business. The Partnership assesses the exposure to these matters and records estimated loss contingencies when a loss is likely and can be reasonably estimated. There are no matters pending which are expected to have a material adverse impact on the Partnership’s financial position or results of operations or have been reserved for as of December 31, 2013.

(Continued)

ATLANTIC POWER LIMITED PARTNERSHIP

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

(16)              Related Parties

Transactions with Atlantic Power Corporation

Related Party Receivables and Payables

The day-to-day management of the Partnership is the responsibility of Atlantic Power. The Partnership is charged for the salaries, pension, benefits and expenses of Atlantic Power and its affiliates attributable to the Partnership’s operations on a cost recovery basis. The table below provides the amount of related party receivables and payables resulting from amounts charged by Atlantic Power as of December 31, 2013 and 2012:

	Year ended December 31
	2013	2012
Related party receivables	$3.1	3.2
Related party payables	25.3	17.5

(Continued)